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                                                                    EXHIBIT 99.1


                    MEN'S WEARHOUSE COMPLETES ACQUISITION OF
                          MOORES RETAIL GROUP OF CANADA


FREMONT, Calif. -- (BUSINESS WIRE) -- Feb. 10, 1999 -- Men's Wearhouse, Inc. (NASDAQ National Market System Symbol: SUIT) today announced that it has completed the acquisition of Moores Retail Group of Canada.

This acquisition positions Men's Wearhouse as a leading retailer of men's tailored clothing in North America and gives the company 546 stores throughout the U.S. and Canada.

The acquisition includes Moores the Suit People, Inc., a chain of approximately 115 men's stores, and Golden Brand Clothing (Canada) Ltd., an integrated manufacturing facility capable of producing approximately 500,000 jackets and one million pair of pants annually. This acquisition is expected to add approximately $125-130 million (U.S.) In sales to The Men's Wearhouse annualized revenues. The combined workforce will approximate 8,500 people, the consolidated store count will be 546 and consolidated sales are anticipated to approximate $1 billion (U.S.) in fiscal 1999. The transaction, before transaction costs and other one-time costs, consists of long-term debt of $85 million (Canadian) and the issuance of 2.5 million shares of Men's Wearhouse common stock. The transaction will be accounted for as a pooling of interest.

In a separate news release, the company said it had completed three financing transactions, including an extension of its existing $125 million (U.S.) revolving credit facility. The other two transactions, designed to support the company's Canadian business operations, include $75 million (Canadian) term loan and a $30 million (Canadian) revolving credit facility.

David Edwab, president of Men's Wearhouse, commented, "We are excited about this opportunity and welcome the employees of Moores into the Men's Wearhouse family. Our cultures will complement each other and the management team is focused on a timely integration. We believe our ability to execute will provide us the opportunity to capitalize on our combined operating synergies. As a company, we will continue to focus on identifying strategies and opportunities that will maximize shareholder value. This is a very special time in our company's history as we enter the millennium."

Founded in 1961, Moores Retail Group operates an integrated manufacturing facility of men's jackets and pants and 115 retail stores in 10 Canadian provinces and in the states of Illinois and Ohio.

Founded in 1973, Men's Wearhouse is one of the largest specialty retailers of men's tailored clothing in North America. Prior to the transaction, the company was operating 431 stores in 40 states, including stores in its Value Priced Clothing division. The company reported sales of $767.9 million in fiscal 1998.


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For more information on Men's Wearhouse, contact the company on the World Wide
Web at www.menswearhouse.com.

This press release contains forward looking information. The forward looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's future growth strategy and may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the company's annual report on Form 10-K for the year ended Jan. 31, 1998 and Form 10-Q for the quarter ended Oct. 31, 1998.

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Contact:

         The Men's Wearhouse
         Neill Davis, 713/592-7200